AGREEMENT
     THIS AGREEMENT (the “Agreement”) is effective the 9th day of December, 1986, by and between VOIT CORPORATION, a New York corporation (“Voit”), and BSN CORP., a Delaware corporation (“BSN”).
WITNESSETH:
     WHEREAS, Voit is the owner of the “Voit” trademark (the “Trademark”) as may be covered by one or more of the following United States registrations: Registration Number 1,352,803, dated August 6, 1985; Registration Number 1,306,032, dated November 20, 1984; Registration Number 1,199,783, dated May 4, 1982; Registration Number 719,602, dated August 8, 1981; Registration Number 609,517, dated July 26, 1975; Registration Number 884,519, dated January 20, 1970; Registration Number 510,267, dated May 31, 1969; and
     WHEREAS, BSN is desirous of acquiring certain rights in the Trademark during an initial term and one or more extension terms as herein defined; and
     WHEREAS, Voit is desirous of granting such rights to BSN on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Grant of License. Voit hereby grants to BSN, for a period commencing on the date hereof and terminating on December 31, 1989 (the “Initial Term”) and thereafter for three (3) consecutive renewal periods (“Extension Options”), an exclusive license in and to the Trademark in the United States for use in connection with the manufacture, sale and advertisement of the products listed on Schedule A attached hereto (the “Products”) and solely to the following customers (the “Customers”), such rights licensed hereunder being referred to as the “Trademark Rights”:
     (a) Those customers of Voit listed on Schedule B attached hereto;
     (b) Institutional sporting goods customers, including but not limited to, recreational departments, educational institutions, youth sports leagues, community service groups, PTA’s, athletic teams and other team sports associations;
     (c) Any reseller of sporting goods which realizes more than 50% of its total sporting goods revenues from customers of the type listed in Paragraph l(b) above; and
     (d) Persons or entities receiving, or purchasing by or through, BSN’s various catalogs.

     The Trademark Rights shall consist solely of the rights set forth above, and BSN shall have no right in and to the Trademark for use for any purpose other than as expressly set forth herein. It is expressly understood that Voit and its designees, licensees, successors and assigns may sell any products of the type listed as the Products to any customers not included within the Customers, and that Voit or its designees, licensees, successors and assigns may sell to Customers any products other than the Products. BSN represents that it does not sell to mass merchandisers through its catalogs.
     If and to the exent that Products are sold by Voit to persons or entities described in Paragraph l(d), BSN agrees to cooperate with Voit in resolving any conflict, the objective being that either Voit or BSN (but not both) shall be entitled to sell Products to a particular customer hereunder.
     Voit shall not sell to any Customer any products that bear the Trademark and are of the type listed herein as the Products.
     2. Representations and Warranties.
(a) Voit hereby represents and warrants that:
     (i) it owns the entire right, title and interest in and to the Trademark free and clear of all liens, claims or encumbrances of any kind (except for the liens of Chemical Bank and Manufacturers Hanover Trust Company);
     (ii) it has the right, power and authority to enter into this Agreement;
     (iii) this Agreement has been duly executed and delivered and is a valid and binding agreement of Voit;
     (iv) upon the consent of Chemical Bank and Manufacturers Hanover Trust Company, the execution and delivery of this Agreement, and the performance by Voit of its obligations hereunder, are not in violation of and will not conflict with any agreement, law, order or other restriction binding on Voit; and
     (v) the registrations covering the Trademark are valid and subsisting.
(b) BSN hereby represents and warrants as of the date hereof that:
     (i) it has the right, power and authority to enter into this Agreement;
     (ii) this Agreement has been duly executed and delivered, and is a valid and binding agreement of BSN; and

     (iii) the execution and delivery of this Agreement, and the performance by BSN of its obligations hereunder, are not in violation of and will not conflict with any agreement, law, order or other restriction binding on BSN.
     3. Term of Extension Options. Each of the Extension Options shall have a term of five (5) years (each of such extension terms being hereinafter referred to as an “Extension Term”), the term of the first Extension Option to commence on January 1, 1990, and the terms of the second and third Extension Options to commence on January 1, 1995 and 2000, respectively.
     4. Exercise of Extension Options. Each Extension Option shall be exercised by BSN’s giving notice of such exercise to Voit not less than 180 days prior to the expiration of the Initial Term or the then-current term of Extension Option, as the case may be; provided, however, that BSN shall not be entitled to exercise any Extension Option unless, at the time of such exercise, BSN is in material compliance with all the terms contained in this Agreement.
     Notwithstanding anything to the contrary contained herein, Voit may terminate an Extension Term and any unexercised Extension Option(s) in the event that BSN fails to substantially conform to the quality control standards established or to be established pursuant to Paragraph 8 hereof.
     5. License Fee. The license fee for the Trademark Rights herein granted shall be the greater of: (a) $100,000 per Contract Year (the “Minimum License Fee”); or (b) 3.75% of the “net selling price” (gross selling price less returns, transportation costs and insurance charges and net of applicable terms) of the Products during each Contract Year (the “Earnout Price”). As used herein, a “Contract Year” shall mean a calendar year, except that the first Contract Year shall be deemed to extend from the date hereof until December 31, 1987. The purchase price for each Extension Option shall be $10.00.
     6. Exercise Price. The Extension Options may be exercised in the manner specified in Paragraph 4 by the payment of the following monies:
     (a) For each Contract Year during the first Extension Term — the greater of the Minimum License Fee or the Earnout Price as herein defined.
     (b) For each Contract Year during the second and third Extension Terms — the greater of: (i) the average Earnout Price earned during the three (3) calendar years immediately preceding the Extension Term in question, but in no event greater than $200,000.00 or less than $100,000.00 (the “Minimum Exercise Price”); or (ii) the Earnout Price.
In connection with the calculation of the Earnout Price during any particular Contract Year, each Contract Year shall be independent of all other Contract Years. BSN’s not being obligated to make payments of the Earnout Price during a prior year shall not affect its obligation to make payment of the Earnout Price in a subsequent Contract Year.

     7. Payment.
     (a) Simultaneously with the execution hereof, BSN shall pay Voit the sum of $300,000.00 as prepayment of the Minimum License Fee for the Initial Term of this Agreement.
     (b) During each Contract Year following the Initial Term, the Minimum License Fee or Minimum Exercise Price, as appropriate, shall be paid in advance of the Contract Year to which same applies.
     (c) The Earnout Price shall be accounted for and all amounts due shall be paid annually, within forty-five (45) days after the close of the Contract Year for which the respective payment of the Earnout Price is due. Upon reasonable advance notice, BSN’s records relating to the sale of Products pursuant to this Agreement shall be available for inspection and copying by Voit or its designees during business hours.
     (d) Attached hereto as Schedule C is an accounting of all Products currently in BSN’s inventory or being purchased by BSN pursuant to the Inventory Purchase Agreement of even date herewith (collectively, the “Exempt Products”). The Earnout Price shall not be paid pursuant to this Agreement for the sale of the Exempt Products. For purposes of the Earnout Price that may become due and owing to Voit pursuant to this Agreement, all sales from BSN’s inventory shall be deemed to be on a first-in, first-out basis.
     8. Quality Control. The following provisions shall apply during the Extension Term(s) of this Agreement as well as during the Initial Term:
     (a) The use by BSN of the Trademark and the manufacture and sale of any goods in association therewith, shall substantially conform to the standards of quality employed by Voit in the manufacture of goods sold under such mark or to such standards as may be reasonably established by Voit from time to time. BSN shall permit Voit and its designees, on reasonable notice, to inspect all the facilities and equipment used in connection with the manufacture of such goods, and to make such other inspections as Voit shall consider reasonably necessary in order to assure, to its reasonable satisfaction, that such goods substantially conform to said standards.
     (b) BSN shall make available to Voit or its designees, representative samples of its advertising material and labeling and the like which include the Trademark. BSN shall not use any such material which is not substantially acceptable to Voit, which acceptance shall not be unreasonably withheld.
     (c) BSN shall submit samples of any Products which BSN proposes to sell but which are not listed, on the date hereof, in the Voit Product Catalogue (“New Products”). Voit may prohibit BSN from using the Trademark in connection with the New Products if Voit determines that such New Products do not conform to the standards of quality reasonably established by Voit.

     9. Ownership of the Trademark. BSN acknowledges Voit’s exclusive right, title and interest in and to the Trademark, subject to BSN’s rights under this Agreement and the liens of Chemical Bank and Manufacturers Hanover Trust Company. BSN shall not at any time do or cause to be done any act or thing, in any manner, harming, disparaging, infringing or contesting all or any part of the right, title and interest of Voit in and to the Trademark. In connection with its use of the Trademark pursuant to this Agreement, BSN shall not in any manner represent that it has any ownership in the Trademark and the registrations and any renewals thereof, and BSN acknowledges that use of the Trademark shall not create in BSN’s favor any right, title or interest in or to the Trademark, but all uses of the Trademark by BSN shall inure to the benefit of Voit. In the event that BSN proposes to use the Trademark on products not specifically covered by any of the United States Trademark Registrations, BSN shall promptly notify Voit thereof, and cooperate with Voit, at Voit’s expense, in the filing of such applications for Voit’s registration as Voit shall deem advisable. Upon termination of this Agreement in any manner provided herein, BSN will have a reasonable time thereafter, but not more than six (6) months, to cease and desist from all use of the Trademark in any way and will at no time adopt or use, without Voit’s prior written consent, any words or marks which are likely to be similar to or confusing with the Trademark as applied to the Products.
     10. Infringement.
     (a) During the Initial Term and any Extension Term(s), BSN shall promptly notify Voit of any infringement of the Trademark as soon as BSN learns of same.
     (b) Voit shall have the prior right, at its discretion, to institute and prosecute suits to enjoin and/or collect damages from any infringer of the Trademark; provided, however, that in the event Voit fails to diligently institute and prosecute any such suit and BSN establishes (to Voit’s reasonable satisfaction) that failure to prosecute such suit would materially impair BSN’s rights under this Agreement, BSN may institute and prosecute same, whereupon BSN shall be entitled to all proceeds that are received from such suit or through the settlement thereof. Except as provided in the immediately preceding sentence, Voit shall be entitled to all proceeds that are received from any such suit(s) or through the settlement of any such suit(s) or threatened suit(s). The parties shall cooperate fully with each other in prosecuting any claim, suit or proceeding pursuant to this Paragraph 10.
     11. Registration of Trademark Rights. If the law permits, Voit shall make application to register BSN as a Permitted User or Registered User of the Trademark during the Initial Term and any Extension Term(s), and if necessary, or if requested by Voit, BSN undertakes to join in such application under the conditions of this Agreement and to execute any such documents and to take such action as may be reasonably necessary to implement such application.
     12. Maintenance of Trademark. Voit shall use reasonable efforts to maintain the Trademark and the registrations in the United States so as to enable the Products to be distributed and sold under the Trademark as provided herein. Voit shall not, and shall not permit other persons to, use the Trademark in the United States in connection with the Products.

     13. Termination. If BSN:
     (a) shall fail to pay any monies due Voit pursuant to Paragraphs 5 and 6 hereof for a period of 30 days;
     (b) materially fails to perform any of the other terms of this Agreement and such failure(s) continues for a period of 30 days after receiving written notice specifying such failure(s) in reasonable detail; or
     (c) uses the Trademark, during any Extension Term, on goods manufactured by or for BSN that fail to substantially conform to the standards of quality currently employed by Voit in the manufacture of goods sold by it under such marks or to such standards as may be reasonably established by Voit from time to time, and such failure(s) continues for a period of 30 days after receiving notice specifying such failures in reasonable detail;
then such event or failure shall be an “Event of Default”, whereupon Voit may terminate this Agreement upon giving notice to BSN at least 30 days before the time when termination is to take effect, and thereupon this Agreement shall become void, but without prejudice to the rights of either party to monies due or to become due under this Agreement; provided, however, that if a non-monetary event or failure cannot, with due diligence on the part of BSN, be cured within said 30-day period, same shall not become an Event of Default, giving rise to the right of Voit to terminate this Agreement, if within said 30-day period BSN undertakes action to cure same and thereafter continuously prosecutes the curing of same with due diligence,
     14. Security Interest. To secure BSN against damages incurred as a result of this Agreement being rejected (pursuant to 11 U.S.C. $ 365(a) or any replacement provision of the Bankruptcy Code) prior to the expiration of the Initial Term in or as part of any bankruptcy or similar proceeding, Voit hereby pledges, assigns and transfers to BSN, and grants to BSN a continuing security interest in and to, all of the Trademark Rights and any and all proceeds therefrom, including proceeds from any license. Such damages shall be equal to (i) $300,000 multiplied by a fraction the numerator of which shall be the number of whole months remaining in the Initial Term and the denominator of which shall be 36, (ii) less any monies constituting the Earnout Price that are due and owing to Voit pursuant to Paragraph 5(b) for Contract Years ending previous to such bankruptcy or other proceeding, (iii) less the excess, if any, of (A) the Earnout Price as applied to Products sold by BSN during the Contract Year during which this Agreement is rejected as part of a bankruptcy or other proceeding (subject, however, to Paragraph 7[d]), over (B) the pro-rata portion of the Minimum License Fee attributable to the period from the commencement of the Contract Year in which this Agreement is so rejected until the date on which this Agreement is rejected. In the event that the foregoing yields a negative amount, such amount shall be paid in the manner specified in Paragraph 7(c). BSN shall have the right to record the security interest granted herein with applicable state and/or federal authorities, and Voit agrees to execute whatever documents BSN reasonably requires in order to enable BSN to perfect its security interest in and to the Trademark Rights.

     15. Closing. The Closing (herein so called) under this Agreement shall take place on or about December 10, 1986, at the offices of Squadron, Ellenoff, Plesent & Lehrer, 551 Fifth Avenue, New York, New York 10017. At the Closing, BSN shall deliver to Voit the purchase price for the Initial Term, and Voit shall deliver to BSN an instrument or instruments executed by Chemical Bank and Manufacturers Hanover Trust Company in the form of Schedule D attached hereto.
     16. Miscellaneous Agreements.
     (a) Amendment. This Agreement shall not be amended except by a written instrument duly executed by each of the parties hereto. This Agreement sets forth the understandings of the parties with respect to the Trademark.
     (b) Assignment and Binding Effect. This Agreement may not be assigned, and the Trademark Rights may not be further assigned, by any party hereto without the prior written consent of the other party, except that: (i) either party may assign all or a portion of its rights and obligations under this Agreement to that party’s affiliate, parent or subsidiary without the other party’s consent; and (ii) Voit may assign all or a portion of its rights under this Agreement to Chemical Bank and Manufacturers Hanover Trust Company. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and the successors and assigns of the parties hereto.
     (c) Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.
     (d) Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered by the party personally or sent to the party by telegram or by registered or certified mail (return receipt requested, with postage and registration or certification fees, thereon prepaid, addressed to the party at its address set forth below:
If to Voit:
Voit Corporation
45 Gould Street
Rochester, New York 14610-3099
With a copy to;
Squadron, Ellenoff, Plesent & Lehrer
551 Fifth Avenue
New York, New York 10016
Attention: Theodore Ellenoff, Esq.

If to BSN:
BSN Corp.
P.O. Box 7726
Dallas, Texas 75209
Attn: Michael J. Blumenfeld, President
With a copy to;
Hughes & Luce
1000 Dallas Building
Dallas, Texas 75201
Attn: Alan J. Bogdanow, Esq.
or to such other address or person as any party may have specified in a notice given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.
     (e) Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York.
     (f) No Benefit to Others. The agreements in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons or entities.
     (g) Headings. All paragraph headings are for convenience only, and shall in no way modify or restrict any of the provisions hereof.
     (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and Voit and BSN may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.
     (i) Further Assurances. At any time and from time to time, each party hereto shall execute such additional instruments and perform such other acts as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

VOIT CORPORATION
By:	/s/ Theodore Ellenoff
Theodore Ellenoff, Secretary

BSN CORP.
By:	/s/ Michael J. Blumenfeld
Michael J. Blumenfeld , President

SCHEDULE A
Products
1.	Inflated balls and accessory items

2.	Gym mats

3.	Baseballs and softballs

4.	Badmitton birds

5.	Baseball batting tees

6.	Baseball masks, shin guards and chest protectors

7.	Field markers

8.	Baseball bases

9.	Baseball and softball bats

10.	LaCross equipment

11.	Football shoulder pads

12.	Athletic hosiery and technical footwear (defined as spiked, studded or cleated athletic shoes)

13.	Athletic supporters

14.	Track and field equipment

A-1

AMENDMENT NO. 1 TO LICENSE AGREEMENT
THIS AMENDMENT TO LICENSE AGREEMENT (this “Amendment”), effective as of the first day of August, 2003, is by and between Sport Supply Group, Inc., a Delaware corporation (“SSG”) and Voit Corporation, a Texas corporation (“Voit”).
     WHEREAS, Voit Corporation, a New York corporation (“Voit NY”) and BSN Corp., a Delaware corporation (“BSN”) entered into that certain Agreement dated to be effective as of December 9, 1986 (the “License Agreement”).
     WHEREAS, effective as of September 30, 1998, BSN assigned all of its rights, title and interest in and to the License Agreement to SSG pursuant to Section 16(b) of the License Agreement.
     WHEREAS, effective as of December 20, 2002, Voit acquired all of the rights, title and interest in and to the License Agreement from Voit NY’s successor in interest.
     WHEREAS, Voit and SSG desire to amend certain terms and provisions of the License Agreement pursuant to the terms and provisions of this Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:
1.	Section 1 of the License Agreement is hereby amended by deleting its first paragraph and replacing it with the following
1.	Grant of License. Voit hereby grants to BSN, for a period commencing on the date hereof and terminating on December 31, 1989 (the “Initial Term”) and thereafter for four (4) consecutive renewal periods (“Extension Options”), an exclusive license in and to the Trademark in the United States for use in connection with the manufacture, sale and advertisement of the products listed on Schedule A attached hereto (the “Products”) and solely to the following customers (the “Customers”), such rights licensed hereunder being referred to as the “Trademark Rights”:
2.	Section 1 of the License Agreement is hereby amended by deleting Section 1(d) in its entirety and replacing it with the following:
(d)	Persons or entities receiving SSG’s various catalogs, or purchasing by or through SSG’s various catalogs and/or websites.
3.	Section 1 of the License Agreement is hereby amended by adding the following subparagraphs after subparagraph l(d):

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(e)	Samsclub.com and its affiliates;

(f)	Amazon.com and its affiliates pursuant to the terms and provisions of that certain Merchants@Amazon.com Participation Agreement by and between Amazon.com Payments, Inc. and SSG, the relevant provisions of which have been provided to Voit;

(g)	Premium and Incentive wholesale accounts;

(h)	On a non-exclusive basis, consumers (including, without limitation, individual consumers purchasing for their own account) and On-Line Sellers (as defined below) located through E-Commerce (as defined below). Voit acknowledges that the right and license granted herein includes, but is not limited to, the right for On-Line Sellers who have purchased or agreed to purchase Voit-branded Products from SSG, to resell and distribute Voit-branded Products to any person or entity through E-Commerce. “On-Line Sellers” shall mean any and all entities that sell, offer to sell, resell or offer to resell a Product through E-Commerce. “E-Commerce” shall mean conducting business (including the advertisement, offer for sale, sale and distribution of products) through a global, international, national, local or other electronic network (such as the Internet, private network or corporate intranet), or any subpart thereof, which may be accessed or created now or in the future, and any other current or future means or method of advertisement, sale, order taking or distribution via an electronic means. Since the right to sell through E-commerce (whether on SSG’s websites or through Online Sellers) contemplates marketing and advertising Voit branded Products throughout the entire world, Voit hereby grants to SSG the non-exclusive right and license for (1) SSG, (2) customers of SSG who have or may purchase Voit-branded Products from SSG, and (3) others authorized by SSG, to display and otherwise promote, advertise, merchandise, and offer for sale all Voit-branded Products throughout the world to any person or entity of any type, including but not limited to the general public.

(i)	It is expressly understood that Voit and its designees, licensees, successors and assigns may sell any products of the type listed as Products to any customers not included within the Customers given on an exclusive basis, and that SSG or its designees, licensees, successors and assigns may not sell to Customers any products other than the Products.
4.	Section 2(a)(i) of the License Agreement is hereby amended by deleting such Section and replacing it with the following:
(j)	it owns the entire right, title and interest in and to the Trademark free and clear of all liens, claims or encumbrances of any kind;
5.	Section 2(a)(iv) of the License Agreement is hereby amended by deleting such Section and replacing it with the following:

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(iv)	the execution and delivery of this Agreement, and the performance by Voit of its obligations hereunder, are not in violation of and will not conflict with any agreement, law, order or other restriction binding on Voit;
6.	Section 3 of the License Agreement is hereby amended by deleting such Section and replacing it with the following:
3. Term of Extension Options. Each of the Extension Options shall have a term of (5) five years (each of such terms being hereinafter referred to as an “Extension Term”), the term of the first Extension Option to commence on January 1, 1990, and the terms of the second, third and forth Extension Options to commence on January 1, 1995, 2000 and 2005, respectively.
7.	Section 6(b) is deleted in its entirety and replaced with the following:
        (b) For each Contract Year during any Extension Term, the greater of: (i) the average Earnout Price earned during the three (3) calendar years immediately preceding the Extension Term in question, but in no event greater than $300,000 or less than $ 100,000 (the “Minimum Exercise Price”); or (ii) the Earnout Price.
8.	The first sentence of Section 9 (Ownership of the Trademark) of the License Agreement is deleted and replaced with the following sentence (it is understood that the remaining Section 9 after the first sentence remains unchanged):

“SSG acknowledges Voit’s exclusive right, title and interest in and to the Trademark, subject to SSG’s rights under this Agreement.”
9.	Section 16(b) (Assignment and Binding Effect) of the License Agreement is deleted in its entirety and replaced with the following:
(b)	Assignment and Binding Effect. This Agreement may be assigned by Voit provided assignee agrees to be bound by the terms and conditions of this Agreement. It is the intention of the parties that SSG or an authorized distributor of SSG shall sell and distribute the Products. SSG may not assign, sub-license or transfer this Agreement without the prior written approval of Voit which shall not be unreasonably conditioned, delayed, or withheld, except that SSG may assign all or a portion of its rights and obligations under this Agreement to its affiliate, parent or subsidiary without Voit’s consent. Subject to the foregoing exception, any attempted assignment, sub-license or transfer by SSG without such prior written consent shall constitute a material default in the obligations of SSG hereunder. Any consent by Voit to the assignment of this Agreement shall not relieve SSG from its obligations and liabilities hereunder, unless Voit

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shall also expressly in writing agree to such relief. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
10. The addresses in Section 16(d) (Notices) are hereby deleted in their entirety and replaced with the following:
If to Voit:
Voit Corporation
6391 De Zavala Road
Suite 223-A
San Antonio, TX. 78249
Attn: CEO
If to SSG:
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, TX. 75234
Attn: General Counsel
11.	Section 16(e) (Governing Law) is hereby deleted in its entirety and replaced with the following:
THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING PRINCIPLES OF CONFLICTS OF LAWS).
12.	Schedule A of the License Agreement (Products) is amended to include the following products:
15.	Soccer equipment including but not limited to shin guards, uniforms, socks, goal keeper gloves, indoor/outdoor foam balls, soccer goals and nets, and other accessories.

16.	Exercise equipment.
13.	Except as modified herein, all other terms and conditions of the License Agreement shall continue in full force and effect. Any conflict between the provisions of this Amendment and the provisions of the License Agreement will be resolved in favor of this Amendment.

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     IN WITNESS HEREOF, Voit and SSG have respectively signed this Amendment to be effective as of the date first hereinabove set forth.

VOIT CORPORATION		SPORT SUPPLY GROUP, INC.

By:	/s/ Jose Ramon Elizondo	By:	/s/ Terrence M. Babilla

	Jose Ramon Elizondo		Terrence M. Babilla

Title: Chief Executive Officer		Title: Chief Operating Officer

Date: 8-8-03		Date: 7-29-03

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Writer’s Direct Dial: (972) 406-3477
Fax: (972) 406-3476
Email: tbabilla@sportsupplygroup.com
1901 Diplomat Drive
Farmers Branch, TX 75234
June 16, 2004
VIA CERTIFIED MAIL
NO. 7002 0460 0003 9058 1511
RETURN RECEIPT REQUESTED
Voit Corporation
6391 DeZavala Road, Suite 223-A
San Antonio, Texas 78249

Attn:	Jose Ramon Elizondo A
Chief Executive Officer

Re:	License Agreement between Sport Supply Group, Inc. and Voit Corporation, as amended by Amendment No. 1 to License agreement dated August 2, 2003
Dear Jose:
     Pursuant to ¶ 6, Section 3 of Amendment No. 1 to License Agreement between Sport Supply Group, Inc. (“SSG”) and Voit Corporation (“VOIT”), SSG is hereby exercising the option to extend the term of the License Agreement for an additional five-year Extension Term. The additional term will extend the License Agreement to December 31, 2010.
     We look forward to continuing our mutually beneficial relationship with VOIT. Please do not hesitate to contact me directly at (972) 406-3477 if you have any questions or comments.

Very truly yours,
/s/ Terrence M. Babilla
Terrence M. Babilla
Chief Operating Officer, Executive Vice President and General Counsel

TMB/bc
cc:     Ron Moore